UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 11, 2009

ZST DIGITAL NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52934	20-8057756
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 28, Huzhu Road
Zhongyuan District, Zhengzhou
People’s Republic of China

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(86) 371-6771-6850

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on December 11, 2009, Zeng Yun Su resigned as the Vice President of Finance and Corporate Secretary of ZST Digital Networks, Inc. (the “Company”). Effective on December 11, 2009, the Company’s board of directors appointed Xue Na to replace Zeng Yun Su as the Corporate Secretary of the Company.

Xue Na, 31 years old, has served as the Deputy General Manager and President of the Labor Union of the Company since January 2009.  Ms. Xue has also served as deputy general manager of the Company’s wholly-owned subsidiary, Zhengzhou Shengyang Technology Company Limited (“Zhengzhou ZST”), since September 2005 and as president of the labor union for Zhengzhou ZST since 2003. From January 2002 to August 2005, Ms. Xue served as the assistant general manager of Zhengzhou ZST and from July 1997 to December 2001, she held the position of office director of Zhengzhou ZST. Ms. Xue received her MBA in 2002 from Asia International Open University (Macau). From 1995 to 1997, Ms. Xue studied public relations at Zhengzhou Huanghe Science and Technology College.

There are no arrangements or understandings between Ms. Xue and any other persons pursuant to which Ms. Xue was selected as Corporate Secretary.

There are no family relationships between Ms. Xue and any director or executive officer of the Company.

There are no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company or any of its subsidiaries was or is to be a participant and the amount involved exceeds $120,000, and in which Ms. Xue had or will have a director or indirect material interest.

There are no material plans, contracts or arrangements (whether or not written) to which Ms. Xue is a party or in which he participates that is entered into or material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZST DIGITAL NETWORKS, INC.
Date: December 11, 2009
	By:	/s/ John Chen
	Name:	John Chen
	Title:	Chief Financial Officer